                                                                    Exhibit 2.4

                                 AMENDMENT NO. 1

     AMENDMENT NO. 1, dated as of September 25, 2001, by and among North Fork Bancorporation, Inc., a Delaware corporation ("Parent"), North Fork Bank, a New York state chartered trust company ("Buyer Bank") and Commercial Bank of New York, a New York state chartered trust company (the "Company"), to the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of February 13, 2001, by and among Parent, Buyer Bank and the Company. Capitalized terms which are not otherwise defined herein shall have the meanings set forth in the Reorganization Agreement.

     WHEREAS, Section 9.1(c) of the Reorganization Agreement currently states that the Reorganization Agreement may be terminated by either the Parent or the Company if the Merger is not consummated on or before October 31, 2001;

     WHEREAS, the parties to the Reorganization Agreement desire to amend
Section 9.1(c) of the Reorganization Agreement to provide that if the Merger is not consummated on or before November 15, 2001 either the Parent or the Company may terminate the Reorganization Agreement, subject to the right of Parent to extend the termination date as provided therein; and

     WHEREAS, in accordance with Section 9.3 of the Reorganization Agreement, the parties desire to amend the Reorganization Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Section 9.1(c) of the Reorganization Agreement is hereby amended in its entirety to read as follows:

         "(c) by either Parent or the Company if the Merger shall not have been consummated on or before November 15, 2001, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, that if the Company seeks to terminate this Agreement pursuant to this Section 9.1(c), it shall provide written notice to Parent no later than November 13, 2001, and if prior to November 15, 2001, Parent shall notify the Company that it seeks to extend the termination date in this
Section 9.1(c) to December 31, 2001, then this Agreement may not be terminated pursuant to this Section 9.1(c) until such date;"

     2. All references to "this Agreement" in the Reorganization Agreement shall mean the Reorganization Agreement as amended hereby.

     3. Each of the parties hereto represents to the other that (i) it has full corporate power and authority to execute and deliver this Amendment and, subject to the terms and conditions set forth in the Reorganization Agreement, to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with the execution and delivery of this Amendment by such party, and (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

     4. Except as expressly amended by this Amendment, the Reorganization Agreement, and all conditions thereunder remain in full force and effect.

     5. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     6. This Amendment shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law provisions.

     IN WITNESS WHEREOF, Parent, Buyer Bank and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                         NORTH FORK BANCORPORATION, INC.

                                         By:    /s/ Daniel M. Healy
                                            -----------------------------------
                                            Name:   Daniel M. Healy
                                            Title:  Executive Vice President and
                                                    Chief Financial Officer



                                         NORTH FORK BANK

                                         By:    /s/ Daniel M. Healy
                                            -----------------------------------
                                            Name:   Daniel M. Healy
                                            Title:  Executive Vice President and
                                                    Chief Financial Officer


                                         COMMERCIAL BANK OF NEW YORK

                                         By:    /s/ Jacob Berman
                                            -----------------------------------
                                            Name:   Jacob Berman
                                            Title:  President and Chief
                                                    Executive Officer